Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of February 23, 2022 by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of common stock, par value $0.0001 per share of Heliogen, Inc., a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 23, 2022

NANT CAPITAL LLC

By:	/s/ Charles Kenworthy
Its:	Manager

CALIFORNIA CAPITAL EQUITY, LLC

By:	/s/ Charles Kenworthy
Its:	Manager

PATRICK SOON-SHIONG

/s/ Patrick Soon-Shiong